Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3/A of GTT Communications, Inc. of our report dated February 20, 2014, on our audits of the consolidated financial statements of NT Network Services, LLC, SCS as of and for the years ended December 31, 2011 and 2012, appearing in the Form 8-K/A filed on February 25, 2014.

/s/ GRASSI & CO., CPAs, P.C.

Jericho, New York
April 24, 2014